UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 4, 2009

SUNRISE SENIOR LIVING, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

7902 Westpark Drive McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

(703) 273-7500
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.   Costs Associated with Exit or Disposal Activities.

         On May 4, 2009, Sunrise Senior Living, Inc. (“Sunrise” or the “Company”) committed to an overhead downsizing plan (the “2009 Downsizing Plan”) to reduce corporate expenses through reorganization of its corporate cost structure, including a reduction in spending related to, among other areas, administrative processes, vendors, and consultants. The 2009 Downsizing Plan is designed to reduce Sunrise’s annual recurring general and administrative expenses by approximately $20 million, from Sunrise’s 2009 budgeted annual recurring level of approximately $120 million (after the sale of Greystone, which will be presented in discontinued operations in Sunrise’s 2009 financial statements) to approximately $100 million, and to reduce Sunrise’s centrally administered services which are charged to the communities by approximately $1.5 million. The 2009 Downsizing Plan is also expected to reduce Sunrise’s annual recurring venture expense to approximately $6 million. Sunrise has identified approximately 150 positions which will be eliminated, including positions at Sunrise’s corporate headquarters, in Germany, and in Sunrise’s regional support group (costs above the community level). Sunrise currently expects to record additional severance expense of approximately $4.5 million as a result of the 2009 Downsizing Plan and severance payments to be made in connection with Mr. Nadeau’s departure, as described below under Item 5.02 of this Current Report on Form 8-K. The 2009 Downsizing Plan is expected to be completed by early 2010 and is incremental to the restructuring plan implemented by Sunrise in 2008, which provided for the elimination of 165 positions and corresponding expense reductions.

Item 5.02.   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

         In connection with the 2009 Downsizing Plan described above under Item 2.05 of this Current Report on Form 8-K, on May 4, 2008, Sunrise’s Board of Directors approved a plan pursuant to which Julie A. Pangelinan, Sunrise’s current Chief Accounting Officer, will succeed Richard J. Nadeau as the Chief Financial Officer of Sunrise, effective on or before June 15, 2009. Once Mr. Nadeau ceases to be employed with Sunrise, his termination of employment will constitute a termination of employment other than for Cause, as such term is defined in Mr. Nadeau’s employment agreement with the Company (the “Employment Agreement”), which employment agreement is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K dated February 26, 2009.

         Pursuant to the Employment Agreement, subject to Mr. Nadeau’s execution of a release of claims against Sunrise, and its officers, directors and affiliates, Mr. Nadeau will be entitled to receive on his departure date severance benefits that include a lump sum cash payment equal to two years of base salary and 75% of his target bonus amount (based on his base salary of $500,000 and target bonus of 100% of base salary), health care continuation coverage under COBRA at Sunrise’s expense for up to 18 months following the date of termination, and accelerated vesting of a portion of Mr. Nadeau’s unvested equity awards.

         Ms. Pangelinan, 45, joined Sunrise as its Chief Accounting Officer in April 2006. Ms. Pangelinan is party to an employment agreement with Sunrise, dated as of January 14, 2009, the terms of which were summarized in the Company’s Current Report on Form 8-K filed on January 21, 2009, and a copy of which is attached as Exhibit 10.2 to such Current Report. Prior to joining Sunrise, Ms. Pangelinan worked for Marriott International, Inc. as vice president, accounting policy, from April 2003 to April 2006 and as senior director of accounting policy from August 2000 to May 2003, where Ms. Pangelinan was responsible for providing proactive leadership on accounting policy for business transactions and deal structures, as well as managing all external financial reporting and regulatory filings and ensuring compliance with the rules of the U.S. Securities and Exchange Commission and generally accepted accounting principles. Prior to working at Marriott International, Inc., Ms. Pangelinan was an audit partner at BDO Seidman, LLP.

         On May 4, 2009, Sunrise issued a press release announcing the 2009 Downsizing Plan and the planned transition for the Chief Financial Officer of the Company. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.   Other Events

         As previously announced, as a result of the failure to make payments of principal and interest to the lenders to Sunrise’s German communities and Sunrise’s failure to pay the operating deficits, Sunrise’s German communities are in default under their loans, and Sunrise is in default under its financial guarantees for the loans of its German communities and the Hoesel land. On April 29, 2009 and April 30, 2009, Sunrise entered into standstill agreements with lenders to seven German communities and the land in Hoesel. Pursuant to such standstill agreements, such lenders have agreed, among other things, not to foreclose on the communities that are collateral for their loans or to commence or prosecute any action or proceeding to enforce their demand for payment by Sunrise pursuant to Sunrise’s operating deficit guarantees, and to commence discussions and negotiations with Sunrise relating to Sunrise’s obligations and the obligations of its German communities. More specifically, Sunrise entered into standstill agreements with Natixis, London Branch, with respect to Sunrise’s Hannover, Munich and Königstein communities, which standstill agreements will generally remain in effect until the earliest of the occurrence of certain events relating to the loans or May 31, 2009. Sunrise also entered into standstill agreements with Capmark Finance Inc., with respect to Sunrise’s Villa Camphausen, Reinbeck, Oberursel and Frankfurt communities, which standstill agreements will generally remain in effect until the earliest of the occurrence of certain events relating to the loans or May 31, 2009. In addition, Sunrise entered into a standstill agreement with HSH Nordbank AG with respect to Sunrise’s land in Hoesel, which standstill agreement will generally remain in effect until September 30, 2009, unless revoked by HSH Nordbank AG upon certain events, which revocation would be effective on June 30, 2009. With respect to Sunrise’s Wiesbaden community, Sunrise had previously entered into a standstill agreement with Barclays Bank PLC on March 27, 2009, which standstill agreement will generally remain in effect until the earliest of the occurrence of certain events relating to the loans or June 30, 2009.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits.

99.1	Press Release issued by Sunrise Senior Living, Inc. on May 4, 2009.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: May 4, 2009	By:	/s/ Mark Ordan
Mark Ordan
Chief Executive Officer

Exhibit Index

99.1	Press Release issued by Sunrise Senior Living, Inc. on May 4, 2009.